FILED
SECRETARY OF STATE
SAM REED

APRIL 08, 2009

STATE OF WASHINGTON

04/08/09 1488270-001
$60.00 K #270
tid:1680004

ARTICLES OF MERGER
OF
THE FINISH COMPANY PAINTING AND CARPENTRY,
a Washington corporation
(disappearing corporation)

with and into

MILLWORK PRO, INC.,
a Washington corporation
(surviving corporation)

To the Secretary of State of the State of Washington:

Pursuant to the provisions of the Washington Business Corporation Act, Millwork Pro, Inc., and The Finish Company Painting and Carpentry, both Washington corporations, hereby submit the following Articles of Merger:

1. Plan of Merger. The Plan of Merger attached hereto and made a part hereof to these Articles of Merger as Exhibit A, is the Plan of Merger for merging The Finish Company Painting and Carpentry with and into Millwork Pro, Inc.

2. Board of Director Approval. The Plan of Merger was adopted by resolution adopted by unanimous written consent of the Board of Directors of The Finish Company Painting and Carpentry on March 27, 2009, and by resolution adopted by unanimous written consent of the Board of Directors of Millwork Pro, Inc. on March 26, 2009.

3. Shareholder Approval. The Plan of Merger was duly approved by the shareholders of Millwork Pro, Inc. and the shareholders of The Finish Company Painting and Carpentry pursuant to RCW 23B.11.030.

4. Effective Time and Date. The merger shall become effective on the date on which these Articles of Merger are filed with the Secretary of State of the State of Washington.

DATED as of this 1st day of April, 2009.

Surviving Corporation:
MILLWORK PRO, INC.

By: [signature]
Name: Mark Jensen
Title: Secretary

Disappearing Corporation:
THE FINISH COMPANY PAINTING AND CARPENTRY

By: [signature]
Name: Michael Grabham
Title: President

EXHIBIT A

PLAN OF MERGER

OF

THE FINISH COMPANY PAINTING AND CARPENTRY,
a Washington corporation
(disappearing corporation)

WITH AND INTO

MILLWORK PRO, INC.,
a Washington corporation
(surviving corporation)

THIS PLAN OF MERGER ("Plan of Merger") is entered into as of March 27, 2009, by and between Millwork Pro, Inc., a Washington corporation ("Millwork Pro" or "Mergeco"), and The Finish Company Painting and Carpentry, a Washington corporation ("The Finish Company").

RECITALS

A. The Finish Company is a corporation organized and existing under the laws of the State of Washington. The authorized capital stock of The Finish Company consists of 100 shares of Common Stock, par value $1.00 per share, of which 100 shares were issued and outstanding as of March 18, 2009.

B. Mergeco is a corporation organized and existing under the laws of the State of Washington. The authorized capital stock of Mergeco consists of 1,500 shares of Common Stock, no par value per share, of which one (1) share is issued and outstanding as of the date hereof. All of the issued and outstanding shares of Mergeco are held by Northtech Industries, Inc., a Nevada corporation ("Northtech").

C. Northtech, The Finish Company and Mergeco have entered into an Agreement and Plan of Merger, dated March ___, 2009 (the "Agreement"). Mergeco and The Finish Company have deemed it advisable and in the best interests of Mergeco and The Finish Company, respectively, and their respective shareholders, that The Finish Company be merged with and into Millwork Pro, as authorized by the laws of the State of Washington and pursuant to the terms and conditions of the Agreement, with Millwork Pro surviving as a wholly owned subsidiary of Northtech.

D. The Agreement is intended to be a plan of reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

The following Plan of Merger is made pursuant to the Washington Business Corporation Act:

1. The Parties. This Plan of Merger is filed in connection with the Agreement. The parties to the Merger are The Finish Company and Mergeco.

2. The Merger. At the Effective Time (as defined in Section 3 of this Plan of Merger) and subject to and upon the terms and conditions of this Plan of Merger and the Agreement and the applicable provisions of The Washington Business Corporations Act, as amended ("Washington Law"), The Finish Company shall be merged with and into Millwork Pro (the "Merger"), the separate corporate existence of The Finish Company shall cease and Millwork Pro shall continue as the surviving corporation and as a wholly-owned subsidiary of Northtech. Millwork Pro as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

3. Effective Time; Closing. Subject to the provisions of this Plan of Merger and the Agreement, the parties hereto shall cause the Merger to be consummated by filing this Plan of Merger and articles or other appropriate filing documents with the Secretary of State of the State of Washington in accordance with the relevant provisions of Washington Law (collectively, the "Articles of Merger"). The time specified as the effective time in the Articles of Merger is referred to herein as the "Effective Time." The closing of the Merger (the "Closing") shall take place at The Law Offices of Thomas E. Puzzo, at a time and date to be specified by the parties (the "Closing Date").

4. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the Agreement and this Plan of Merger and the applicable provisions of Washington Law. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of The Finish Company and Mergeco shall vest in the Surviving Corporation and all debts, liabilities and duties of The Finish Company and Mergeco shall become the debts, liabilities and duties of the Surviving Corporation.

5. Articles of Incorporation; Bylaws.

(a) At the Effective Time, the Articles of Incorporation of Mergeco, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation of the Surviving Corporation.

(b) The Bylaws of Mergeco, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

6. Directors and Officers. The initial directors of the Surviving Corporation shall be the Michael Grabham and Mark Jensen immediately prior to the Effective Time, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be Michael Grabham, to serve as President and Chief Executive Officer, and Jessica Thibert, to serve as Secretary, of The Finish Company immediately prior to the Effective Time, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed.

7. Conversion of Shares.

(a) Conversion of The Finish Company Common Stock. Each share of Common Stock, no par value per share, of The Finish Company (the "The Finish Company Common Stock") issued and outstanding immediately prior to the Effective Time, other than any shares of The Finish Company Common Stock ("Shares") to be cancelled in accordance with Section 7(b) of this Plan of Merger and Dissenting Shares (as defined in Section 8 of this Plan of Merger), will be cancelled and extinguished and automatically converted (subject to Sections 7(c) and (d) of this Plan of Merger) into the right to receive that number of Common Shares, no par value per share, of Northtech (the "Northtech Common Shares") equal to forty-nine thousand (49,000) (the "Exchange Ratio"), upon surrender of the certificate representing such share of The Finish Company Common Stock in the manner provided in Section 9 of this Plan of Merger (and in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with Section 9(i) of this Plan of Merger). If any shares of The Finish Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with The Finish Company, then, subject to the terms of the plan or agreement pursuant to which such shares were issued, the Northtech Common Shares issued in exchange for such shares of The Finish Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition and the certificates representing such Northtech Common Shares may accordingly be marked with appropriate legends. The Finish Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Northtech is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(b) Cancellation of The Finish Company-Owned Shares. Each share of The Finish Company Common Stock which is, immediately prior to the Effective Time of the Merger, held in the treasury of The Finish Company or held by Northtech, Mergeco or any other direct or indirect wholly-owned subsidiary of Northtech or The Finish Company shall be canceled and extinguished without any conversion thereof.

(c) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including

any dividend or distribution of securities convertible into or exercisable for Northtech Common Shares or The Finish Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Northtech Common Shares or The Finish Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

(d) Fractional Shares. No fraction of an Northtech Common Share will be issued by virtue of the Merger, but in lieu thereof, each holder of shares of The Finish Company Common Stock who would otherwise be entitled to a fraction of an Northtech Common Share (after aggregating all fractional Northtech Common Shares that otherwise would be received by such holder) shall, upon surrender of such holder's Certificates(s) (as defined in Section 9(c) of this Plan of Merger), receive from Northtech that number of Northtech Common Shares rounded up to the nearest whole share in the private offering of Northtech Common Shares in connection with the Merger.

8. Dissenting Shares. Notwithstanding any provision of this Plan of Merger or the Agreement to the contrary, each outstanding share of The Finish Company Common Stock, the holder of which has demanded and perfected such holder's right to dissent from the Merger and to be paid the fair value of such shares by The Finish Company in accordance with Sections 23B.13.010 et seq. of Washington Law ("Dissenting Shares") and, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights, shall not be converted into or represent a right to receive the merger consideration described in Section 7 of this Plan of Merger, but the holder thereof shall be entitled only to such rights as are granted by Washington Law. The Finish Company shall give Northtech (i) prompt written notice of any notice of intent to demand fair value for any shares of The Finish Company Common Stock, withdrawals of such notices and any other instruments served pursuant to Washington Law and received by The Finish Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for fair value for shares of The Finish Company Common Stock under Washington Law. The Finish Company shall not, except with the prior written consent of Northtech, voluntarily make any payment with respect to any demands for fair value for shares of The Finish Company Common Stock or offer to settle or settle any such demands.

9. Surrender of Certificates; Payment of Stock Consideration.

(a) Exchange Agent. The Law Offices of Thomas E. Puzzo, PLLC, shall act as exchange agent (the "Exchange Agent") in the Merger.

(b) Northtech to Provide Common Shares. Promptly after the Effective Time, Northtech shall make available to the Exchange Agent, for exchange in accordance with this Plan of Merger and the Agreement, (i) the Northtech Common Shares issuable in accordance with Section 7 of this Plan of Merger in exchange for outstanding shares of The Finish Company Common Stock and (ii) cash in an amount sufficient for payment in lieu of fractional shares in accordance with Section 7 of this Plan of Merger and any dividends or distributions to which holders of shares of The Finish Company Common Stock may be entitled in accordance with Section 9 of this Plan of Merger.

(c) Exchange Procedures. As soon as practicable after the Effective Time (and in any event within five business days after Northtech's receipt of all necessary shareholder lists and other supporting information), Northtech shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "Certificates"), which immediately prior to the Effective Time represented outstanding shares of The Finish Company Common Stock which were converted into the right to receive Northtech Common Shares in accordance with Section 7 of this Plan of Merger, cash in lieu of any fractional shares in accordance with Section 7 of this Plan of Merger and any dividends or other distributions in accordance with Section 9 of this Plan of Merger, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Northtech may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Northtech Common Shares, cash in lieu of any fractional shares in accordance with Section 7 of this Plan of Merger and any dividends or other distributions in accordance with Section 9 of this Plan of Merger. Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Northtech, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole Northtech Common Shares into which their shares of The Finish Company Common Stock were converted at the Effective Time, payment in lieu of fractional shares which such holders have the right to receive in accordance with Section 7 of this Plan of Merger and any dividends or distributions payable in accordance with Section 9 of this Plan of Merger, and the Certificates so surrendered shall forthwith be cancelled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, in accordance with Section 9 of this Plan of Merger as to the payment of dividends and other distributions, to evidence only the ownership of the number of full Northtech Common Shares into which such shares of The Finish Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 7 of this Plan of Merger.

(d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of the Agreement and this Plan of Merger with respect to Northtech Common Shares with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificate(s) with respect to the Northtech Common Shares represented thereby until the holders of record of such Certificate(s) shall surrender such Certificate(s). Subject to applicable law, following surrender of any such Certificate(s), the Exchange Agent shall deliver to the record holders thereof, without interest, a certificate(s) representing whole Northtech Common Shares issued in exchange therefor.

(e) Transfers of Ownership. If any certificate representing Northtech Common Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate

so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Northtech or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing Northtech Common Shares in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Northtech or any agent designated by it that such tax has been paid or is not payable.

(f) Required Withholding. Each of the Exchange Agent, Northtech and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Plan of Merger and the Agreement to any holder or former holder of The Finish Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under the Agreement and this Plan of Merger as having been paid to the person to whom such amounts would otherwise have been paid.

(g) No Liability. Notwithstanding anything to the contrary in this Section 9, none of the Exchange Agent, Northtech, the Surviving Corporation, or any party hereto shall be liable to a holder of Northtech Common Shares or The Finish Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(h) No Further Ownership Rights in The Finish Company Common Stock. All Northtech Common Shares issued upon the surrender for exchange of shares of The Finish Company Common Stock in accordance with the terms hereof (together with any cash paid in respect thereof in accordance with Sections 7 and 9 of this Plan of Merger) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of The Finish Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of The Finish Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged in accordance with Sections 7 and 9 of this Plan of Merger.

(i) Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof, certificates representing the Northtech Common Shares into which the shares of The Finish Company Common Stock represented by such Certificates were converted in accordance with Section 7 of this Plan of Merger and any dividends or distributions payable in accordance with Section 9 of this Plan of Merger; provided, however, that Northtech may, in its discretion and as a condition precedent to the issuance of such certificates representing Northtech Common Shares, cash and other distributions, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity

against any claim that may be made against Northtech, the Surviving Corporation, or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(j) Tax and Accounting Consequences.

(1) It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto adopt the Agreement and this Plan of Merger as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

(2) It is also intended by the parties hereto that the Merger shall qualify for accounting treatment as a purchase.

10. Taking of Necessary Action; Further Action. If, at any time after the Effective Time of the Merger, any further action is necessary or desirable to carry out the purposes of this Plan of Merger and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of The Finish Company and Mergeco, the officers and directors of The Finish Company and the Mergeco will take all such lawful and necessary action.

11. Shareholder and Stockholder Meetings. The Finish Company shall call and hold a shareholders' meeting and Mergeco shall call and hold a shareholders' meeting as promptly as practicable after the date hereof for the purpose of voting upon the adoption and approval of the Agreement and the approval of the Merger, and The Finish Company and Mergeco shall use all reasonable efforts to hold the Mergeco shareholders' meeting and The Finish Company shareholders' meeting on the same day. Nothing herein shall prevent The Finish Company or Mergeco from adjourning or postponing The Finish Company shareholders' meeting or the Mergeco shareholders' meeting, as the case may be, if there are insufficient shares of The Finish Company common stock or Mergeco common stock, as the case may be, necessary to conduct business at their respective meetings of the shareholders or stockholders. The Board of Directors of The Finish Company shall submit the Agreement and the Merger for shareholder approval pursuant to Section 23B.11.030 of the Washington Law subject only to the condition of shareholder approval as described in Section 4.2(d) of the Agreement. Unless The Finish Company's Board of Directors has withdrawn its recommendation of the Agreement and the Merger in compliance with section 2.2 of the Agreement, The Finish Company shall use commercially reasonable efforts to solicit from its shareholders proxies in favor of the adoption and approval of the Agreement and the approval of the Merger and shall take all other commercially reasonable action necessary or advisable to secure the vote or consent of shareholders required by Washington Law or other requirements to obtain such approval. Mergeco shall use commercially reasonable efforts to solicit from its stockholders proxies in favor of the share issuance and shall take all other commercially reasonable action necessary or advisable to secure the vote or consent of stockholders required by the Washington Law or other requirements to obtain such approval. The Finish Company shall call and hold The Finish Company shareholders' meeting for the purpose of voting upon the adoption and

approval of the Agreement and the approval of the Merger whether or not The Finish Company's Board of Directors at any time subsequent to the date hereof withdraws its recommendation of the Agreement and the Merger.

12. Implementation. The Board of Directors and the proper officers of Mergeco and of The Finish Company, respectively, are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file, and/or record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Plan of Merger or of the Merger herein provided for.

13. Adoption of Plan of Merger. This Plan of Merger was adopted by resolution of the Board of Directors of The Finish Company and Mergeco.

14. Amendment. This Plan of Merger may, to the extent permitted by law, be amended, supplemented or interpreted at any time by action taken by the Board of Directors of both Mergeco and The Finish Company; provided, however, that the Plan of Merger may not be amended or supplemented after having been approved by the sole shareholder of Mergeco or the shareholders of The Finish Company except by a vote or consent of shareholders in accordance with applicable law.

15. Counterparts. This Plan of Merger may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Plan of Merger as of March 27, 2009.

MERGECO:

MILLWORK PRO, INC.

By: ______________________
Name: Mark Jensen
Title: President

THE FINISH COMPANY:

THE FINISH COMPANY PAINTING AND CARPENTRY

By: ______________________
Name: Michael Grabham
Title: President

UNITED STATES OF AMERICA

The State of Washington

Secretary of State

CERTIFICATE OF MERGER

I, Sam Reed, Secretary of State of the State of Washington and custodian of its seal, hereby certify that documents meeting statutory requirements have been filed and processed with the Secretary of State merging the listed "Merging Entities" into:

MILLWORK PRO, INC.

WA Profit Corporation
UBI: 602-637-348
Filing Date: April 8, 2009

Merging Entities:

602-680-657 THE FINISH COMPANY PAINTING AND CARPENTRY

Given under my hand and the Seal of the State of Washington at Olympia, the State Capital

Sam Reed, Secretary of State